Exhibit 99.1

Washington Federal, Inc.
425 Pike Street
Seattle, WA 98101
Contact: Cathy Cooper
(206) 777-8246
Thursday, July 14, 2011
FOR IMMEDIATE RELEASE

Washington Federal Reports Quarterly Net Income of $30.1 Million

SEATTLE - Washington Federal, Inc. (Nasdaq: WFSL), parent company of Washington Federal, today announced earnings of $30,121,000 or $.27 per diluted share for the quarter ended June 30, 2011, compared to $12,668,000 or $.11 per diluted share for the same period one year ago, a $17.4 million or 138% increase. Earnings for the nine months ended June 30, 2011 of $80,475,000 decreased $22,215,000 or 22% from the prior year due to two non-recurring items in 2010, an $85.6 million gain resulting from the acquisition of certain assets and liabilities of the former Horizon Bank, and a $39 million recovery resulting from the settlement of a contingent federal tax liability. The Company's ratio of tangible common equity to tangible assets ended the quarter at 12.27% and continues to be among the best of large regional financial institutions in the U.S.

Chairman, President & CEO Roy M. Whitehead commented, “This was the Company's best operating quarter since the beginning of the financial crisis in 2008 and the fourth consecutive quarter of higher net income. We are also pleased to report that overall asset quality continues to improve, although at a much slower pace than would be normal at this stage of a recovery. Company trends are mostly positive and management expects overall financial performance to be quite solid in the future. Investors should be aware, though, that improved economic conditions will likely be necessary to achieve significant earnings growth from this point. Earnings could also prove to be somewhat uneven due to the unpredictability of quarterly credit costs.”

Non-performing assets amounted to $395 million or 2.96% of total assets at quarter-end, a $39.9 million or 9.2% decrease from September 30, 2010. Non-performing assets peaked at $606 million or 5.03% of total assets, on June 30, 2009 and have since decreased by $211 million or 34.9%. Non-performing loans decreased from $246 million at the Company's September 30, 2010 fiscal year-end, to $233 million as of June 30, 2011, a 5.3% decrease. Net loan charge-offs decreased from $42 million in the quarter ended June 30, 2010 to $24 million in the most recent quarter, a 43% decrease. Total loan delinquencies were 3.66% as of June 30, 2011, an increase from the 3.53% at September 30, 2010. Delinquencies on single family loans, the largest component of the loan portfolio, increased to 3.43% from 3.11% as of September 30, 2010. The absolute dollar amount of loans past due more than 30 days has declined by $3.4 million since September, but due to the reduction in total loans outstanding, the delinquency percentage has increased.

Real estate held for sale decreased by $27.1 million or 14.3% from September 30, 2010 as the Company continues its efforts to liquidate foreclosed properties. During the 3rd quarter the Company sold 143 properties. As of June 30, 2011, real estate held for sale consisted of 521 properties totaling $161.9 million. Land represents $95.1 million of the total real estate held for sale. As of June 30, 2011, 25% of the land is currently under contract to be sold; however; there can be no assurance that the contracted sales will ultimately close. Net loss on real estate acquired through foreclosure decreased by $22.9 million to $8.2 million for the current quarter, compared to the same quarter one year ago. Net loss on real estate acquired through foreclosure includes gains and losses on sales, ongoing maintenance expenses and any additional write-downs from lower valuations.

Asset quality trends during the quarter were mixed as noted above with non-performing loans, real estate owned and net charge-offs all decreasing and loan delinquencies increasing. Additionally, real estate values remain under pressure in many of the Company's primary markets. Consistent with these conditions, the Company increased its general loan loss reserve. As of June 30, 2011, the general allowance totaled 1.41% of loans, an increase of twenty four basis points from the 1.17% as of September 30, 2010. As of June 30, 2011, the total allowance for loan losses, including the general and specific reserves was 1.93% of loans.

Total assets decreased by $163.0 million or 1.2% to $13.32 billion from $13.49 billion at September 30, 2010. Specifically, loans and covered loans decreased by $517 million and cash and cash equivalents decreased by $230 million. These two decreases were partially offset by a $614 million increase in investment securities. As of June 30, 2011, the Company's investment portfolio had net unrealized gains of $70 million. During the nine months ended June 30, 2011, total non-covered loans outstanding decreased by $400 million from $8.42 billion to $8.02 billion as a result of increased loan prepayments stemming from low interest rates available on 30 year fixed-rate mortgages in the market. The net loan runoff experienced during the first two quarters of the year ended in the June quarter with net loans increasing modestly by $15 million during the third quarter. Competition for the Company's primary asset class, single-family mortgage loans, remains strong.

During the quarter, the company had an average balance of $602 million in cash and cash equivalents invested overnight at a yield of approximately .25%. The Company is maintaining higher than normal amounts of liquidity due to concern for potentially rising interest rates in the future. The period end spread was 3.15% as June 30, 2011, an increase from 2.96% as of and June 30, 2010.

Net interest income for the quarter was $106.1 million, a $6.8 million increase from the same quarter one year ago. Net interest margin was 3.44% for the quarter, compared to 3.14% for the same quarter one year ago and 3.26% for the quarter ended March 31, 2011. The increase in the current quarter resulted primarily from net growth in investments and the re-pricing benefit from lower deposit rates.

The Company's efficiency ratio of 31.3% for the quarter remains among the lowest in the industry. The quarter produced a return on assets of .90%, while return on equity amounted to 6.55%.

On July 22, 2011, Washington Federal will pay a cash dividend of $.06 per share to common stockholders of record on July 8, 2011. This will be the Company's 114th consecutive quarterly cash dividend. Only June 27, 2011 the Company announced the authorization of an additional 10 million shares that may be repurchased under Washington Federal's share repurchase program. During the quarter ended June 30, 2011, Washington Federal repurchased 1,654,800 shares at a weighted average price of $15.72. Fiscal year to date Washington Federal repurchased 2,304,800 shares at a weighted average price of $15.87.

During the quarter the Company announced the signing of an agreement to acquire six branch locations and the related $253 million in deposits from Charter Bank. Three of the branches are located in Albuquerque,, two in Santa Fe, and one in Rio Rancho, New Mexico. The transaction is subject to receipt of various regulatory approvals.

Washington Federal, with headquarters in Seattle, Washington, has 160 offices in eight western states.

To find out more about the Company, please visit our website. The Company uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at www.washingtonfederal.com.

Important Cautionary Statements
The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company's 2010 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

This press release contains statements about Washington Federal's future that are not statements of historical fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions signify forward-looking statements. Forward-looking statements include projections and estimates of loan demand, revenue growth, credit costs, levels of problem assets, earnings, interest rates, regulatory actions or other financial or business items; statements of management's plans, strategies and objectives for future operations, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements of this type speak only as of the date of this press release. Washington Federal cautions against placing undue reliance on forward-looking statements, which reflect its good faith beliefs with respect to future events and are based on information currently available to it as of the date the forward-looking statement is made.  Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the timing when, or by which, such performance or results will be achieved.
By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time, and actual performance or results, could differ materially from those anticipated by any forward-looking statements. Washington Federal undertakes no obligation to update or revise any forward-looking statement. If Washington Federal does update any forward-looking statement, no inference should be drawn that Washington Federal will make additional updates with respect to that statement or any other forward-looking statements.   The following important factors, in addition to those discussed or referenced in Washington Federal's periodic reports filed with the SEC, may cause actual results to differ materially from those contemplated by any forward-looking statements: including, but not limited to, general economic conditions; legislative and regulatory changes, including without limitation the potential effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations to be promulgated thereunder; monetary fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; cost of funds; the level of success of the Company's asset/liability management strategies; demand for loan products; demand for financial services; competition; changes in the quality or composition of the Company's loan and investment portfolios;

adequacy of the reserve for loan losses; the level of success in disposing of foreclosed real estate and reducing nonperforming assets; changes in accounting principles; policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and fees, including without limitation the Bank's ability to comply in a timely and satisfactory manner with the requirements of the MOU entered into with the OTS.

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	June 30, 2011	September 30, 2010
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$658,160	$888,622
Available-for-sale securities	3,126,410	2,481,093
Held-to-maturity securities	49,503	80,107
Loans receivable, net	8,023,610	8,423,703
Covered loans, net	417,881	534,474
Interest receivable	51,873	49,020
Premises and equipment, net	165,466	162,721
Real estate held for sale	161,927	188,998
Covered real estate held for sale	67,908	44,155
FDIC indemnification asset	106,952	131,128
FHLB stock	151,753	151,748
Intangible assets, net	256,616	257,718
Federal and state income taxes, net	9,015	8,093
Other assets	76,266	84,799
	$13,323,340	$13,486,379
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Savings and demand accounts	$8,684,725	$8,825,918
Repurchase agreements with customers	28,965	26,622
	8,713,690	8,852,540
FHLB advances	1,862,997	1,865,548
Other borrowings	800,000	800,000
Advance payments by borrowers for taxes and insurance	23,866	39,504
Federal and State income taxes	—	—
Accrued expenses and other liabilities	62,465	87,640
	11,463,018	11,645,232
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 129,815,441 and 129,555,956 shares issued; 110,438,317 and 112,483,632 shares outstanding	129,815	129,556
Paid-in capital	1,581,562	1,578,527
Accumulated other comprehensive income, net of taxes	41,940	49,682
Treasury stock, at cost; 19,377,124 and 17,072,324 shares	(245,605)	(208,985)
Retained earnings	352,610	292,367
	1,860,322	1,841,147
	$13,323,340	$13,486,379

CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders' equity per share	$16.84	$16.37
Tangible common stockholders' equity per share	14.52	14.08
Stockholders' equity to total assets	13.96%	13.65%
Tangible common stockholders' equity to tangible assets	12.27	11.97
Weighted average rates at period end
Loans and mortgage-backed securities	5.49%	5.75%
Combined loans, mortgage-backed securities and investment securities	5.07	5.21
Customer accounts	1.24	1.51
Borrowings	4.14	4.14
Combined cost of customer accounts and borrowings	1.92	2.12
Interest rate spread	3.15	3.09

	Quarter Ended June 30,		Nine Months Ended June 30,
	2011	2010	2011	2010
	(In thousands, except per share data)
INTEREST INCOME
Loans & covered loans	$127,736	$141,744	$394,286	$421,513
Mortgage-backed securities	30,529	21,790	80,386	70,169
Investment securities and cash equivalents	3,266	3,837	10,988	6,394
	161,531	167,371	485,660	498,076
INTEREST EXPENSE
Customer accounts	27,581	37,682	89,765	111,865
FHLB advances and other borrowings	27,818	30,404	83,474	92,120
	55,399	68,086	173,239	203,985
Net interest income	106,132	99,285	312,421	294,091
Provision for loan losses	21,000	20,736	77,750	153,909
Net interest income after provision for loan losses	85,132	78,549	234,671	140,182
OTHER INCOME
Gain on FDIC-assisted transaction	—	—	—	85,608
Gain on sale of investments	—	—	8,147	20,428
Other	4,277	5,154	13,067	14,409
	4,277	5,154	21,214	120,445
OTHER EXPENSE
Compensation and benefits	18,471	16,756	54,018	54,570
Occupancy	3,628	3,711	10,780	10,358
FDIC insurance premiums	5,100	4,874	15,299	13,313
Other	6,975	7,536	21,677	21,574
	34,174	32,877	101,774	99,815
Loss on real estate acquired through foreclosure, net	(8,171)	(31,031)	(28,369)	(60,386)
Income before income taxes	47,064	19,795	125,742	100,426
Income tax provision	16,943	7,127	$45,267	(2,264)
NET INCOME	$30,121	$12,668	$80,475	$102,690

PER SHARE DATA
Basic earnings	$0.27	$0.11	$0.72	$0.91
Diluted earnings	0.27	0.11	0.72	0.91
Cash dividends per share	0.06	0.05	0.18	0.15
Basic weighted average number of shares outstanding	111,158,254	112,470,205	111,962,708	112,424,364
Diluted weighted average number of shares outstanding, including dilutive stock options	111,248,177	112,705,160	112,043,350	112,693,009

PERFORMANCE RATIOS
Return on average assets	0.90%	0.37%	0.80%	1.03%
Return on average common equity	6.55	2.77	5.81	7.61